Exhibit 99.1

Company Contacts:
David J. Keller
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Reports 108% Increase in 2006
First Quarter Net Income
Highlights of the first quarter include (compared to the prior year period):
➢	Total revenues of $629.5 million, a 16% increase

➢	Net income of $55.0 million, a 108% increase

➢	Combined(1) sales order value of $892.0 million, a 1% increase

➢	Combined net sales orders of 2,648, a 3% decrease

➢	Combined homes in backlog of 9,900, a 53% increase

➢	Exceeded $1 billion in stockholders’ equity
HOLLYWOOD, Fla., May 8, 2006— Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the first quarter ended March 31, 2006.
Net income for the first quarter of 2006 increased 108% to $55.0 million (or $0.89 per diluted share) from $26.4 million (or $0.45 per diluted share) for the three months ended March 31, 2005.
Homebuilding revenues for the first quarter of 2006 were $614.3 million, a 15% increase over the $533.6 million of homebuilding revenues in the first quarter of 2005, due primarily to an increase in the average sales price of homes delivered. The Company’s average selling price on its consolidated homes delivered increased 14% to $313,000 in the first quarter of 2006 from $274,000 in the first quarter of 2005. The number of combined homes delivered increased 38% to 2,769 in the first quarter of 2006, from 2,008 in the first quarter of 2005.
The Company’s gross profit margin on home sales increased 340 basis points in the first quarter of 2006 to 25.1% from 21.7% in the first quarter of 2005. The Company’s net profit margin on home sales improved 420 basis points in the first quarter of 2006 to 9.4% from 5.2% in the first quarter of 2005. These results include the impact from SFAS 123R which the Company adopted in the first quarter of 2006. Including the cumulative effect of the change in accounting principle, the adoption of SFAS 123R resulted in a charge to net income of $2.0 million (or $0.03 per fully diluted share), for the three months ended March 31, 2006.
“We had a solid first quarter highlighted by a 108% increase in net income, a 420 basis point increase in net profit margin, and a 38% increase in combined deliveries,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Our results are a reflection of our ability to execute on our growth strategy. We are also particularly pleased with the progress of our joint ventures, which generated $27.8 million of pre-tax earnings in the first quarter of 2006, compared to $2.6 million in the first quarter of 2005, and by the growth in stockholders’ equity, which exceeded $1 billion for the first time in our Company’s history.”
The Company’s consolidated sales value of homes in backlog increased 3% to $1.9 billion in the first quarter of 2006 from $1.8 billion in the first quarter of 2005. The sales value of homes in backlog for unconsolidated joint ventures at March 31, 2006 was $1.4 billion, compared to $274.8 million at March 31, 2005. Combined homes in backlog increased 53% to 9,900 homes in the first quarter of 2006 from 6,490 homes in the first quarter of 2005. The increase in backlog primarily is due to the acquisition of Transeastern’s homebuilding assets and operations during 2005 which included a significant amount of backlog (3,038 homes). The Company reported combined net sales orders of 2,648 in the first quarter of 2006 compared to 2,735 in the first quarter of 2005, a 3% decrease. The sales value of the Company’s combined sales orders was $892.0 million, compared to $880.6 million in the first quarter of 2005, a 1% increase.
Earnings Guidance
The Company is reiterating its 2006 earnings guidance of $285 million of net income (or $4.52 earnings per share based on 63 million fully diluted shares outstanding). The Company is also expanding its guidance by providing the data shown below on a range basis.

Guidance	Range
Consolidated revenues from home sales	$2.7 billion- $3.0 billion
Revenues of unconsolidated joint ventures	$1.4 billion- $1.6 billion
Combined Deliveries:	13,900- 14,900
Consolidated	9,200- 9,600
Unconsolidated joint ventures	4,700- 5,300
Combined average sales price	$300,000- $315,000
Pretax earnings from joint ventures	$120 million- $140 million
Financial services pretax income	$20 million- $25 million
Net pretax gains from land sales	$30 million- $70 million
EBITDA	$515 million- $545 million

“We are reiterating our 2006 guidance based on our solid first quarter results, our strong combined backlog of 9,900 homes, increased income from joint ventures, and anticipated gains from land sales,” said Mr. Mon.
Mr. Mon continued, “It is clear that many of our housing markets are slowing to more sustainable levels of activity after several years of outstanding growth. In general, we are beginning to experience a more challenging housing market, which we anticipate will continue for at least the remainder of 2006, characterized by softening demand and increased competition, which has led to increased sales incentives, increased pressure on margins, higher cancellation rates, and increased advertising expenditures and broker commissions. While, we have anticipated a return to more normalized market conditions over time, the magnitude and duration of this adjustment are unknown presently; however, TOUSA continues to take proactive actions to address the rapidly changing market conditions.”
“Long term, we believe TOUSA is positioned to perform well as we return to a period of more normal demand. We are located in regions with positive population, job creation, and household formation trends, and we have experienced management, dedicated and able associates, and high quality community positions. We have a stable capital structure and, we believe, ample liquidity. We recently expanded our capital base by increasing our revolving credit facility to $800 million from $600 million and completed a $250 million senior note offering.”
The Company will hold a conference call and web cast on Tuesday, May 9, 2006 at 11:00 a.m. Eastern Time to discuss first quarter financial results for 2006. Please dial (866) 825-1709 (domestic) or (617) 213-8060 (international) and use the pass code 38324532. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on May 9 and will run through 12:00 a.m. Eastern Time on May 23. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 22506682.
Endnote: (1) As used herein, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures.

Website address: www.tousa.com
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.
This press release may contain forward-looking statements, including the Company’s expectations regarding (i) our 2006 earnings and operational guidance, including earnings and operational guidance regarding our unconsolidated joint ventures, (ii) the housing market, (iii) our ability to perform well in the housing market, and (iv) population, job, and economic growth in our markets. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates, or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s and its joint ventures’ decisions to intentionally slow sales rates to match production rates in certain markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
HOMEBUILDING:
Revenues:
Home sales	$586.3	$512.4
Land sales	28.0	21.2

	614.3	533.6

Cost of sales:
Home sales	439.0	401.0
Land sales	24.9	16.8

	463.9	417.8

Gross margin	150.4	115.8
Selling, general and administrative expenses	97.4	79.4
(Income) from joint ventures, net	(27.8)	(2.6)
Other (income), net	(2.0)	(1.9)

Homebuilding pretax income	82.8	40.9

FINANCIAL SERVICES:
Revenues	15.2	10.0
Expenses	10.7	8.7

Financial Services pretax income	4.5	1.3

Income before provision for income taxes	87.3	42.2
Provision for income taxes	32.3	15.8

Net income	$55.0	$26.4

EARNINGS PER COMMON SHARE:
Basic	$0.92	$0.47

Diluted	$0.89	$0.45

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,565,145	56,073,631

Diluted	61,646,933	58,073,548

CASH DIVIDENDS PER SHARE	$0.015	$0.012

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except par value)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$110.8	$26.2
Restricted	2.4	3.1
Inventory:
Deposits	230.4	218.5
Homesites and land under development	702.0	650.3
Residences completed and under construction	808.9	747.4
Inventory not owned	232.5	124.6

	1,973.8	1,740.8
Property and equipment, net	29.6	27.1
Investments in unconsolidated joint ventures	239.0	254.5
Receivables from unconsolidated joint ventures	73.8	60.5
Other assets	163.8	133.2
Goodwill	108.8	108.8

	2,702.0	2,354.2

FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	6.8	8.7
Restricted	3.2	3.1
Mortgage loans held for sale	49.6	43.9
Other assets	12.6	12.8

	72.2	68.5

Total assets	$2,774.2	$2,422.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$274.8	$329.4
Customer deposits	77.9	79.3
Obligations for inventory not owned	232.5	124.6
Notes payable	811.6	811.6

Bank borrowings	300.0	65.0
	1,696.8	1,409.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	6.0	6.4
Bank borrowings	40.7	35.1

	46.7	41.5

Total liabilities	1,743.5	1,451.4

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 59,578,727 and 59,554,977 shares issued and outstanding at March 31, 2006, and December 31, 2005, respectively	0.6	0.6
Additional paid-in capital	478.2	480.5
Unearned compensation	—	(7.7)
Retained earnings	551.9	497.9

Total stockholders’ equity	1,030.7	971.3

Total liabilities and stockholders’ equity	$2,774.2	$2,422.7

Selected Homebuilding Operations and Financial Data
The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas, and the West (dollars in millions, except average price in thousands):

	Three Months Ended March 31,
	2006		2005
Deliveries:	Homes	$	Homes	$
Consolidated:
Florida	746	$266.0	757	$212.9
Mid-Atlantic	162	70.0	122	47.0
Texas	645	158.1	393	94.1
West	321	92.2	595	158.4

Consolidated total	1,874	586.3	1,867	512.4
Unconsolidated joint ventures:
Florida	372	116.2	—	—
Mid-Atlantic	60	17.5	15	4.2
West	463	168.5	126	34.1

Total unconsolidated joint ventures	895	302.2	141	38.3

Combined total	2,769	$888.5	2,008	$550.7

	Three Months Ended March 31,
	2006		2005
Net Sales Orders(1):	Homes	$	Homes	$
Consolidated:
Florida	626	$254.8	706	$253.5
Mid-Atlantic	159	67.2	191	83.9
Texas	818	203.2	689	165.8
West	554	191.9	835	274.6

Consolidated total	2,157	717.1	2,421	777.8
Unconsolidated joint ventures:
Florida	34	22.0	—	—
Mid-Atlantic	43	11.6	33	10.1
West	414	141.3	281	92.7

Total unconsolidated joint ventures	491	174.9	314	102.8

Combined total	2,648	$892.0	2,735	$880.6

(1) Net of cancellations

	March 31, 2006			March 31, 2005
			Avg.			Avg.
Sales Backlog:	Homes	$	Price	Homes	$	Price
Consolidated:
Florida	2,817	$1,025.5	$364	2,845	$939.5	$330
Mid-Atlantic	243	91.8	$378	415	178.8	$431
Texas	1,411	364.6	$258	839	209.1	$249
West	1,084	403.5	$372	1,549	505.1	$326

Consolidated total	5,555	1,885.4	$339	5,648	1,832.5	$324
Unconsolidated joint ventures:
Florida	2,776	801.4	$289	32	7.7	$242
Mid-Atlantic	75	25.4	$339	154	45.4	$295
West	1,494	558.3	$374	656	221.7	$338

Total unconsolidated joint ventures	4,345	1,385.1	$319	842	274.8	$326

Combined total	9,900	$3,270.5	$330	6,490	$2,107.3	$325

	Three Months Ended March 31,
	2006		2005
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders
Consolidated:
Florida	$357	$407	$281	$359
Mid-Atlantic	$432	$422	$385	$439
Texas	$245	$248	$239	$241
West	$287	$346	$266	$329
Consolidated total	$313	$332	$274	$321
Unconsolidated joint ventures:
Florida	$312	$647	$—	$—
Mid-Atlantic	$292	$268	$277	$305
West	$364	$341	$271	$330
Total unconsolidated joint ventures	$338	$356	$272	$327
Combined total	$321	$337	$274	$322

Non-GAAP Financial Information
EBITDA

	Three Months Ended March 31,
(dollars in millions)	2006	2005
Net income	$55.0	$26.4
Add: income taxes	32.3	15.8
Add: interest in cost of sales	17.7	14.7
Add: depreciation and amortization expense	3.5	2.9

EBITDA (1)	$108.5	$59.8

(1) EBITDA for the full year 2006 will be calculated in the same way.
     EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, and (c) depreciation and amortization. The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:
•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations.
The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.
A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.

Reconciliation of Net Profit Margin on Home Sales (1) Excluding Gains from Land Sales

	Three months ended March 31,
(dollars in millions)	2006	2005
Net income	$55.0	$26.4

Less: Tax-effected gains from land sales*	2.0	2.7

Net income adjusted for land sales	$53.0	$23.7

Home sales revenues	$586.3	$512.4

Net profit margin on home sales	9.4%	5.2%

Net profit margin on home sales excluding the tax-effected gains from land sales	9.0%	4.6%

*Calculation of tax-effected gains from land sales

Revenues from land sales	$28.0	$21.2
Cost of sales — land sales	24.9	16.8

Gains from land sales	$3.1	$4.4

Effective tax rate	37%	37.5%

Tax effect of gains from land sales	$1.1	$1.7

Tax-effected gains from land sales	$2.0	$2.7
(1) Net profit margin on home sales is calculated by dividing net income by homes sales revenues.
Net profit margin on home sales excluding the tax-effected gains from land sales is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. The Company has included this information because management believes it is a meaningful measure of the profitability of the Company’s home sales. Net profit margin on home sales excluding the gains from land sales has limitations as a measure of performance because it excludes the increase or decrease in gains from land sales experienced by the Company. The Company compensates for these limitations by using net profit margin on home sales excluding the gains from land sales as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of the Company’s financial performance. This measure is not meant to be considered in isolation of, or as a substitute for, net profit measurements prepared in accordance with GAAP. A reconciliation of net profit margin excluding gains from land sales to net profit margin on home sales, the most directly comparable GAAP performance measure, is provided above.

SG&A, Net of Management Fees, as a Percentage of Homebuilding Revenues

	Three months ended
	March 31,
(dollars in millions)	2006	2005
Selling, general & administrative expenses (SG&A)	$97.4	$79.4

Less: Management fees earned from unconsolidated joint ventures	11.0	1.3

SG&A, net of management fees	$86.4	$78.1

Homebuilding revenues	$614.3	$533.6

SG&A as a percentage of homebuilding revenues	15.8%	14.9%

SG&A, net of management fees, as a percentage of homebuilding revenues	14.1%	14.7%
     SG&A, net of management fees, is not a financial measure required by generally accepted accounting principles (GAAP). Management uses this information because it believes it provides a more meaningful measure of SG&A expenses since the Company’s homebuilding revenues do not include revenues recognized by the Company’s unconsolidated joint ventures, but the Company’s SG&A expenses include compensation and other expenses incurred by the Company in connection with its unconsolidated joint ventures. SG&A, net of management fees, has limitations as a measure of performance because it reduces SG&A expenses by the amount of management fees received from the Company’s unconsolidated joint ventures. Management fees reflect the Company’s reimbursement from its unconsolidated joint ventures for the portion of SG&A expenses associated with managing the Company’s unconsolidated joint ventures. Management compensates for these limitations by using SG&A, net of management fees, as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its financial performance. It is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of SG&A expense, calculated in accordance with GAAP, to SG&A, net of management fees, is provided above.

Homebuilding Net Debt to Capital Ratio

	Homebuilding net debt to capital
	March 31, 2006	December 31, 2005
	(dollars in millions)
Notes payable	$811.6	$811.6
Bank borrowings	300.0	65.0

Homebuilding borrowings(1)	$1,111.6	$876.6
Less: unrestricted cash	110.8	26.2

Homebuilding net debt	$1,000.8	$850.4
Stockholders’ equity	1,030.7	971.3

Total capital(2)	$2,031.5	$1,821.7

Ratio	49.3%	46.7%
(1)	Does not include obligations for inventory not owned of $232.5 million at March 31, 2006 and $124.6 million at December 31, 2005, all of which are non-recourse to us.

(2)	Does not include Financial Services bank borrowings of $40.7 million at March 31, 2006 and $35.1 million at December 31, 2005.
Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. We have included this information as we believe that the ratio of Homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of our homebuilding operations, which is our primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces our Homebuilding debt by the amount of our unrestricted cash. Management compensates for these limitations by using Homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial leverage. It should not be construed as an indication of our operating performance or as a measure of our liquidity.

The information provided in the table below complements expanded financial and operational disclosures for the Company’s homebuilding operations in its Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarterly period ended March 31, 2006. In order to facilitate analysis of period to period comparisons for operational and financial results between the quarterly periods in 2006 and 2005, the Company is hereby providing expanded operational and financial data for its homebuilding operations for the quarterly periods in 2005.

	Three Months Ended
					Year Ended
Deliveries (Homes)	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
Consolidated:
Florida	757	760	627	641	2,785
Mid-Atlantic	122	155	171	249	697
Texas	393	454	555	657	2,059
West	595	643	528	462	2,228

Consolidated total	1,867	2,012	1,881	2,009	7,769
Unconsolidated joint ventures:
Florida	—	—	126	221	347
Mid-Atlantic	15	32	71	67	185
West	126	171	331	506	1,134

Total unconsolidated joint ventures	141	203	528	794	1,666

Combined total	2,008	2,215	2,409	2,803	9,435

	Three Months Ended
					Year Ended
Deliveries Revenue	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
(in millions)
Consolidated:
Florida	$212.9	$223.3	$190.8	$202.4	$829.4
Mid-Atlantic	47.0	64.3	75.1	103.9	290.3
Texas	94.1	110.2	134.3	162.0	500.6
West	158.4	184.3	162.6	141.0	646.3

Consolidated total	512.4	582.1	562.8	609.3	2,266.6
Unconsolidated joint ventures:
Florida	—	—	33.9	72.7	106.6
Mid-Atlantic	4.2	9.6	20.1	21.6	55.5
West	34.1	55.5	115.1	177.3	382.0

Total unconsolidated joint ventures	38.3	65.1	169.1	271.6	544.1

Combined total	$550.7	$647.2	$731.9	$880.9	$2,810.7

	Three Months Ended
					Year Ended
Deliveries Avg. Price	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
(in thousands)
Consolidated:
Florida	$281	$294	$304	$316	$298
Mid-Atlantic	$385	$415	$439	$418	$417
Texas	$239	$243	$242	$247	$243
West	$266	$287	$308	$305	$290
Consolidated total	$274	$289	$299	$303	$292
Unconsolidated joint ventures:
Florida	—	—	$269	$329	$307
Mid-Atlantic	$277	$301	$284	$322	$300
West	$271	$324	$348	$350	$337
Total unconsolidated joint ventures	$272	$321	$320	$342	$327
Combined total	$274	$292	$304	$314	$298

	Three Months Ended
					Year Ended
Net Sales Orders	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
Consolidated:
Florida	706	776	714	598	2,794
Mid-Atlantic	191	205	95	106	597
Texas	689	735	709	621	2,754
West	835	983	303	348	2,469

Consolidated total	2,421	2,699	1,821	1,673	8,614
Unconsolidated joint ventures:
Florida	—	—	267	124	391
Mid-Atlantic	33	67	49	(8)	141
West	281	419	555	222	1,477

Total unconsolidated joint ventures	314	486	871	338	2,009

Combined total	2,735	3,185	2,692	2,011	10,623

	Three Months Ended
					Year Ended
Net Sales Order Value	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
(in millions)
Consolidated:
Florida	$253.5	$261.3	$239.0	$205.4	$959.2
Mid-Atlantic	83.9	89.5	35.7	34.0	243.1
Texas	165.8	190.7	175.8	150.3	682.6
West	274.6	310.0	106.3	126.7	817.6

Consolidated total	777.8	851.5	556.8	516.4	2,702.5
Unconsolidated joint ventures:
Florida	—	—	82.1	38.0	120.1
Mid-Atlantic	10.1	24.3	16.0	(3.1)	47.3
West	92.7	155.1	211.5	88.7	548.0

Total unconsolidated joint ventures	102.8	179.4	309.6	123.6	715.4

Combined total	$880.6	$1,030.9	$866.4	$640.0	$3,417.9

	Three Months Ended
					Year Ended
Net Sales Avg. Price	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
(in thousands)
Consolidated:
Florida	$359	$337	$335	$343	$343
Mid-Atlantic	$439	$437	$376	$321	$407
Texas	$241	$259	$248	$242	$248
West	$329	$315	$351	$364	$331
Consolidated total	$321	$316	$306	$309	$314
Unconsolidated joint ventures:
Florida	—	—	$307	$306	$307
Mid-Atlantic	$305	$362	$327	n/a	$336
West	$330	$370	$381	$400	$371
Total unconsolidated joint ventures	$327	$369	$355	$366	$356
Combined total	$322	$324	$322	$318	$322

Backlog (Homes)	3/31/05	6/30/05	9/30/05	12/31/05
Consolidated:
Florida	2,845	2,861	2,980	2,937
Mid-Atlantic	415	465	389	246
Texas	839	1,120	1,274	1,238
West	1,549	1,889	965	851

Consolidated total	5,648	6,335	5,608	5,272
Unconsolidated joint ventures:
Florida	32	32	3,211	3,114
Mid-Atlantic	154	189	167	92
West	656	904	1,827	1,543

Total unconsolidated joint ventures	842	1,125	5,205	4,749

Combined total	6,490	7,460	10,813	10,021

Backlog Value	3/31/05	6/30/05	9/30/05	12/31/05
(in millions)
Consolidated:
Florida	$939.5	$977.5	$1,033.9	$1,036.7
Mid-Atlantic	178.8	204.0	164.6	94.7
Texas	209.1	289.6	331.0	319.3
West	505.1	630.8	318.1	303.8

Consolidated total	1,832.5	2,101.9	1,847.6	1,754.5
Unconsolidated joint ventures:
Florida	7.7	7.7	930.3	895.6
Mid-Atlantic	45.4	60.1	56.0	31.3
West	221.7	321.3	674.1	585.5

Total unconsolidated joint ventures	274.8	389.1	1,660.4	1,512.4

Combined total	$2,107.3	$2,491.0	$3,508.0	$3,266.9

Backlog Avg. Price	3/31/05	6/30/05	9/30/05	12/31/05
(in thousands)
Consolidated:
Florida	$330	$342	$347	$353
Mid-Atlantic	$431	$439	$423	$385
Texas	$249	$259	$260	$258
West	$326	$334	$330	$357
Consolidated total	$324	$332	$329	$333
Unconsolidated joint ventures:
Florida	$242	$242	$290	$288
Mid-Atlantic	$295	$318	$335	$341
West	$338	$355	$369	$379
Total unconsolidated joint ventures	$326	$346	$319	$318
Combined total	$325	$334	$324	$326

Supplemental Information
     We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our operating segments. Through our Homebuilding operations we design, build and market high quality detached single-family residences, town homes and condominiums in various metropolitan markets in ten states located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West

Jacksonville	Baltimore/Southern Pennsylvania	Austin	Colorado
Orlando	Delaware	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Nashville	Houston	Phoenix
Southwest Florida	Northern Virginia	San Antonio
Tampa/St. Petersburg
We conduct our Homebuilding operations through our consolidated subsidiaries and through various unconsolidated joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that additionally build and market homes. As used in this Form 10-Q, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures. At March 31, 2006, our investment in these unconsolidated joint ventures was $239.0 million. Additionally, we had receivables of $73.8 million from these joint ventures.
For the three months ended March 31, 2006, total consolidated revenues increased 16%, consolidated net income increased 108%, combined net sales orders decreased 3% and combined home deliveries increased 38% as compared to the three months ended March 31, 2005. Consolidated sales value in backlog at March 31, 2006 as compared to March 31, 2005 increased by 3% to $1.9 billion. Our joint ventures had an additional $1.4 billion in sales backlog at March 31, 2006. Our combined home cancellation rate was approximately 24% for the three months ended March 31, 2006 as compared to 14% for the three months ended March 31, 2005 and 17% for the year ended December 31, 2005.
We build homes for inventory (speculative homes) and on a pre-sold basis. At March 31, 2006, we had 7,883 homes completed or under construction on a combined basis compared to 7,467 homes at December 31, 2005. Approximately 19% of these homes were unsold at both March 31, 2006 and December 31, 2005. At March 31, 2006, we had 127 completed unsold homes in our inventory on a combined basis, down 11% from 143 homes at December 31, 2005. Approximately 31% of our completed, unsold homes at March 31, 2006 had been completed for more than 90 days as compared to 34% at December 31, 2005. We actively work to control our finished speculative home inventory to reduce carrying costs, increase our available capital and improve our gross margins.
Off Balance Sheet Arrangements
Land and Homesite Option Contracts
We enter into land and homesite option contracts to procure land or homesites for the construction of homes. Option contracts generally require the payment of cash or the posting of a letter of credit for the right to acquire land or homesites during a specified period of time at a certain price. Option contracts allow us to control significant homesite positions with a minimal capital investment and substantially reduce the risk associated with land ownership and development. At March 31, 2006, we had refundable and non-refundable deposits of $230.4 million and had issued letters of credit of approximately $246.5 million associated with our option contracts. The financial exposure for nonperformance on our part in these transactions generally is limited to our deposits and/or letters of credit.
Additionally, at March 31, 2006, we had performance / surety bonds outstanding of approximately $307.8 million and letters of credit outstanding of approximately $32.3 million primarily related to land development activities.
Investments in Unconsolidated Joint Ventures
We have entered, and expect to continue to enter, into joint ventures that acquire and develop land for our Homebuilding operations and/or that also build and market homes for sale to third parties. Through joint ventures, we reduce and share our risk associated with land ownership and development and extend our capital resources. Our partners in these joint ventures generally are unrelated homebuilders, land sellers, financial investors or other real estate entities. In joint ventures where the assets are being financed with debt, the borrowings are non-recourse to us except that we have agreed to complete certain property development commitments in the event the joint ventures default and to indemnify the lenders for losses resulting from fraud, misappropriation and similar acts. At March 31, 2006, we had investments in unconsolidated joint ventures of $239.0 million. We account for these investments under the equity method of accounting. These unconsolidated joint ventures are limited liability companies or limited partnerships in which we have a limited partnership interest and a minority interest in the general partner. At March 31, 2006, we had receivables of $73.8 million from these joint ventures due to loans and advances, unpaid management fees and other items. The debt covenants under our revolving credit facility contain limitations on the amount of our direct cash investments in joint ventures.
We believe that the use of off-balance sheet arrangements enables us to acquire rights in land which we may not have otherwise been able to acquire at favorable terms. As a result, we view the use of off-balance sheet arrangements as beneficial to our Homebuilding activities.
Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005
Homebuilding revenues increased 15% to $614.3 million for the three months ended March 31, 2006, from $533.6 million for the three months ended March 31, 2005. This increase is due to an increase in revenues from home sales to $586.3 million for the three months ended March 31, 2006, from $512.4 million for the comparable period in 2005, and an increase in revenues from land sales to $28.0 million for the three months ended March 31, 2006, as compared to $21.2 million for the three months ended March 31, 2005. The 14% increase in revenue from home sales was due to a 14% increase in the average price of consolidated homes delivered to $313,000, from $274,000 in the comparable period of the prior year. Each of our markets experienced an increase in the average price of homes delivered, with the most significant increase occurring in Florida. The increase in the average price of homes delivered is due to changes in product mix and increased demand in many of our markets during 2005 which allowed us to increase prices. The increase in revenues from land sales is due to the sale of tracts of land in an attempt to diversify our risk and recognize embedded profits. As part of our land inventory management strategy, we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future, but may fluctuate significantly from period to period.
Our homebuilding gross margin increased 30% to $150.4 million for the three months ended March 31, 2006, from $115.8 million for the three months ended March 31, 2005. This increase is primarily due to improved gross margin on home sales offset by $5.4 million of asset impairment losses resulting from the write-down of assets under development to fair market value. Our gross margin on home sales increased to 25.1% for the three months ended March 31, 2006, from 21.7% for the three months ended March 31, 2005. This increase from period to period is primarily due to: (1) reducing the time period from signing a contract to closing; (2) the phasing of sales to maximize revenues and improve margins; (3) increased prices of homes delivered in markets with strong housing demand; (4) improved control over costs, such as the re-engineering of existing products to reduce costs of construction and achieve cost synergies from our vendor relationships; and (5) the reduction of carrying costs on inventory through improved control over the number of unsold homes completed or under construction, particularly in our Texas and West regions. The increase in homebuilding gross margin was partially offset by a decrease in gross margin from land sales to $3.1 million for the three months ended March 31, 2006, as compared to $4.4 million for the comparable period in 2005.
SG&A expenses increased to $97.4 million for the three months ended March 31, 2006, from $79.4 million for the three months ended March 31, 2005. The increase in SG&A expenses is due to increased compensation resulting from (1) increased headcount and (2) significantly increased incentive compensation tied to forecasted 2006 earnings, including increased income from unconsolidated joint ventures. For the three months ended March 31, 2006, we recognized a compensation charge of $5.7 million, including $3.2 million in stock-based compensation resulting from the adoption of SFAS 123R.
SG&A expenses as a percentage of revenues from home sales for the three months ended March 31, 2006 increased to 16.6%, as compared to 15.5% for the three months ended March 31, 2005. The 110 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the increased compensation discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with certain of these joint ventures are included in our consolidated SG&A expenses. For the three months ended March 31, 2006, the income associated with these joint ventures was $27.8 million, including management fees of $11.0 million, and is shown separately as income from joint ventures in our consolidated statement of income.
Our income from joint ventures increased to $27.8 million for the three months ended March 31, 2006 from $2.6 million for the three months ended March 31, 2005. The increase in joint venture income is due to: (1) an increase in the number of joint ventures; (2) an increase in the number of joint venture deliveries to 895 deliveries for the three months ended March 31, 2006 from 141 deliveries for the three months ended March 31, 2005; and (3) an increase in management fees of $9.7 million, to $11.0 million for the three months ended March 31, 2006 from $1.3 million for the three months ended March 31, 2005.
Our net profit margin is calculated by dividing net income by home sales revenues. For the three months ended March 31, 2006, our net profit margin increased to 9.4% from 5.2% due to improved gross margins on home sales and increased income from unconsolidated joint ventures.
Net Sales Orders and Homes in Backlog (combined)
For the three months ended March 31, 2006, net sales orders decreased by 3% as compared to the same period in 2005. The decrease in net sales orders is due to: (1) decreased demand in certain markets that had previously experienced high demand; (2) intentional efforts to slow sales rates to match our production rates, particularly in our Transeastern joint venture; (3) higher cancellation rates; and (4) land development and permitting issues that prevented us from opening certain communities within previously anticipated time frames. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

We had 9,900 homes in backlog as of March 31, 2006, as compared to 6,490 homes in backlog as of March 31, 2005. The increase in backlog primarily is due to the acquisition of Transeastern’s homebuilding assets and operations during 2005 which included a significant amount of backlog (3,038 homes).
Backlog Sales Value (consolidated)
The sales value of backlog increased 3% to $1.9 billion at March 31, 2006, from $1.8 billion at March 31, 2005, due to the increase in the average selling price of homes in backlog. The average selling price of homes in backlog increased to $339,000 from $324,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to our ability to increase prices in markets with strong housing demand during 2005 as well as our continued efforts to phase sales to maximize gross margins.
Joint Venture Backlog Sales Value
Joint venture revenues are not included in our consolidated financial statements. At March 31, 2006, the sales value of our joint ventures’ homes in backlog was $1.4 billion compared to $274.8 million at March 31, 2005.
Financial Services
Financial Services revenues increased to $15.2 million for the three months ended March 31, 2006, from $10.0 million for the three months ended March 31, 2005. This 53% increase is due primarily to an increase in the number of closings at our title operations and increased gains in selling mortgages in the secondary market by our mortgage operations due to a shift toward more fixed rate mortgages. For the three months ended March 31, 2006, our mix of mortgage originations was 24% adjustable rate mortgages (of which approximately 86% were interest only) and 76% fixed rate mortgages, which is a shift from 42% adjustable rate mortgages and 58% fixed rate mortgages in the comparable period of the prior year. The average FICO score of our homebuyers during the three months ended March 31, 2006 was 727, and the average loan to value ratio on first mortgages was 77%. For the three months ended March 31, 2006, approximately 12% of our homebuyers paid in cash as compared to 9% during the three months ended March 31, 2005. Our combined mortgage operations capture ratio for non-cash homebuyers increased to 66% (excluding the Transeastern JV) for the three months ended March 31, 2006 from 60% for the three months ended March 31, 2005. The number of closings at our mortgage operations increased to 1,438 for the three months ended March 31, 2006, from 1,136 for the three months ended March 31, 2005. Our combined title operations capture ratio increased to 97% of our homebuyers for the three months ended March 31, 2006, from 79% for the comparable period in 2005. The capture ratio for the three months ended March 31, 2005 was affected by an organizational change in our Phoenix operations causing a loss of closings during the period. The number of closings at our title operations increased to 5,716 for the three months ended March 31, 2006, from 4,600 for the same period in 2005. Non-affiliated customers accounted for approximately 65% of our title company revenues for the three months ended March 31, 2006.
Financial Services expenses increased to $10.7 million for the three months ended March 31, 2006, from $8.7 million for the three months ended March 31, 2005. This 24% increase is a result of higher staff levels to support increased activity.